SECOND AMENDMENT TO THE STONE RIDGE TRUST

AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT, as of the 5th day of October 2020, to the Amended and Restated Transfer Agent Servicing Agreement, dated October 30, 2017, (the “Agreement”), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to the Agreement, to add the Stone Ridge All Asset Variance Risk Premium Fund and to remove the Elements Portfolios; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by the parties; and

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement is amended and restated as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST	U.S. BANCORP FUND SERVICES, LLC
on behalf of each of the Funds individually and not jointly

By: /s/ Anthony Zuco	By: /s/ Jeanine M. Bajczyk

Name: Anthony Zuco	Name: Jeanine M. Bajczyk

Title: Treasurer	Title: Senior Vice President

Exhibit A to the Amended and Restated Transfer Agent Servicing Agreement

Stone Ridge Trust

Fund Names

Separate Series of Stone Ridge Trust

Name of Series

Stone Ridge High Yield Reinsurance Risk Premium Fund

Stone Ridge U.S. Hedged Equity Fund

Stone Ridge Diversified Alternatives Fund

Stone Ridge All Asset Variance Risk Premium Fund

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